FOR IMMEDIATE RELASE	Contact: Matt Funke, CFO
October 4, 2013	(573) 778-1800

SOUTHERN MISSOURI BANCORP, INC.
ANNOUNCES COMPLETION OF ACQUISITION OF
OZARKS LEGACY COMMUNITY FINANCIAL

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Southern Missouri,” NASDAQ: SMBC), of Poplar Bluff, Missouri, announced that its acquisition of Ozarks Legacy Community Financial (“Ozarks Legacy”), Thayer, Missouri, and its subsidiary, the Bank of Thayer, was completed today.

Southern Missouri is the holding company for Southern Bank, headquartered in Poplar Bluff, Missouri, operating 18 branch offices in Missouri and Arkansas. Bank of Thayer is headquartered in Thayer, Missouri, and operates four branch offices in Missouri. In West Plains, Missouri, Bank of Thayer conducts business as Howell County Bank. Greg Steffens, President and Chief Executive Officer of Southern Missouri, commented, “We warmly welcome Bank of Thayer and Howell County Bank customers to our company. We are excited about the opportunity to offer our expanded array of financial products and services to these markets.”

Adam Courter, President of Ozarks Legacy, added, “Southern Bank is a strong, community focused bank and we feel that the combined company will be a great fit for our customers and the communities we have the pleasure of serving.”

As of June 30, 2013, Bank of Thayer reported total assets of $82 million, loans, net, of $38 million, and deposits of $70 million.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, demand for loans and deposits in the Company's market area, and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.